Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

KLA-iBotics Holdings Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares	(1)	457(o)	7,187,500	$6.00	$43,125,000.00	0.0001381	$5,956.00

Total Offering Amounts:							$43,125,000.00		5,956.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$5,956.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended.

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of Class A Ordinary Shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to 937,500 additional Class A Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.